Exhibit 5.1

Erika Mariz Pineda, Esq.

2001 Market Street Philadelphia, PA 19103

(267) 710-8995

May 29, 2024

Mr. Richard Jordan

Chief Executive Officer

Yuengling’s Ice Cream Corporation

One Glenlake Parkway #650

Atlanta, GA 30328

Re:	Registration Statement on Form S-1

Mr. Jordan:

I have acted as counsel to Yuengling’s Ice Cream Corporation (the “Company”) in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed sale of up to 600,000,000 shares of common stock held by the Company (the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus.

In connection with the issuance of this opinion letter, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and such other documents as I have deemed necessary as a basis for the opinion contained herein.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted by the Company. In reviewing certain corporate records and documents of the Company, I have necessarily assumed the accuracy and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based on my examination mentioned above, I am of the opinion that the Shares are legally and validly issued, fully paid and non-assessable.

I am an attorney admitted to practice in New York.  I am familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Nevada corporation.

This opinion letter is limited to the current federal securities laws of the United States and, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

This opinion letter is rendered as of the date first written above, and I disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to my attention or that may alter, affect, or modify the opinion expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares being registered while the Registration Statement is effective under the Securities Act.

Sincerely,

/s/ Erika Mariz Pineda
Erika Mariz Pineda